NEWS RELEASE
For Immediate Release
Date: October 29, 2009

FHLB Des Moines Announces Preliminary Third Quarter 2009 Financial Results

(Des Moines, Iowa) – The Federal Home Loan Bank of Des Moines today announced preliminary financial highlights for the third quarter ended September 30, 2009. FHLB Des Moines expects to file the Bank’s Third Quarter 2009 Quarterly Report with the Securities and Exchange Commission and announce third quarter dividend information on or about November 12, 2009.

Balance Sheet Highlights
The Bank’s total assets decreased 4 percent to $65.4 billion at September 30, 2009 from $68.1 billion at December 31, 2008. The decrease in total assets was primarily attributable to decreased advances resulting from a decline in member demand as well as the Bank’s sale of $2.1 billion of mortgage loans during the second quarter of 2009.

The Bank’s advances portfolio decreased 13 percent to $36.3 billion at September 30, 2009 from $41.9 billion at December 31, 2008. The decrease is primarily due to the availability of alternative wholesale funding options for member banks as well as increased deposit growth realized by many members.

Investment balances increased $5.7 billion or 37 percent to $21.1 billion at September 30, 2009 compared with $15.4 billion at December 31, 2008. The Bank purchased additional investments during the nine months ended September 30, 2009 in an effort to improve investment income and replace mortgage assets. The Bank recorded no other-than-temporary impairment losses on its investment securities and at September 30, 2009, approximately 99 percent of the Bank’s mortgage backed securities were guaranteed by a government-sponsored enterprise.

At September 30, 2009, the Bank’s consolidated obligations totaled $59.8 billion compared with $62.8 billion at December 31, 2008. Although the Bank increased its issuance of discount notes to fund both its short- and long-term assets during the nine months ended September 30, 2009, improved market conditions during the third quarter of 2009 allowed the Bank to better match fund its longer-term assets with longer-term debt.

Total capital at September 30, 2009 was $3.4 billion compared to $3.0 billion at December 31, 2008. The increase in total capital was primarily due to an increase in excess capital stock following the Bank’s temporary discontinuation of voluntarily repurchasing excess capital stock in December 2008. Excess capital stock totaled $540.1 million at September 30, 2009. Retained earnings increased $76.4 million to $458.4 million at September 30, 2009, compared with $382.0 million at December 31, 2008.

Operating Results
Net income was $35.4 million and $105.5 million for the three and nine months ended September 30, 2009 compared with net income of $45.8 million and $125.1 million for the three and nine months ended September 30, 2008. Net income was primarily impacted by decreased net interest income, net gains on the sale of U.S. Treasury obligations and termination of the related interest rate swaps, and losses on the extinguishment of debt.

The Bank extinguished $266.8 million of higher costing debt during the third quarter of 2009 and $853.3 million during the nine months ended September 30, 2009. The Bank also called $0.5 billion and $2.5 billion of outstanding debt in the three and nine months ended September 30, 2009. The extinguishments and calls are expected to improve future net interest income through the reduction of future debt costs. The Bank recorded losses on the extinguishment of debt that totaled $28.5 million and $80.9 million during the three and nine months ended September 30, 2009.

Additional financial information concerning the Bank’s results of operations for the most recently completed quarter will be available in the Bank’s 10-Q Quarterly Report scheduled to be filed on or about November 12, 2009 with the Securities and Exchange Commission and will be available at www.fhlbdm.com or http://www.sec.gov/.

Federal Home Loan Bank of Des Moines
Financial Highlights (unaudited)

Statements of Condition (dollars in
millions)	September 30,	December 31,	September 30,
	2009	2008	2008
Advances	$36,303	$41,897	$63,897
Mortgage loans, net	7,838	10,685	10,576
Investments	21,134	15,369	11,868
Total Assets	65,425	68,129	87,069
Capital Stock – Class B Putable	2,952	2,781	3,807
Retained Earnings	458	382	404
Capital-to-Assets Ratio (GAAP)	5.18%	4.43%	4.71%
Capital-to-Assets Ratio (Regulatory)	5.24%	4.66%	4.85%

	For the quarter	For the quarter
Operating Results and Performance	ended	ended	Nine months ended	Nine months ended
Ratios (dollars in millions)	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Net Interest Income	$58.1	$79.7	$130.2	$217.4
Net Income	$35.4	$45.8	$105.5	$125.1
Return on Average Assets	0.21%	0.24%	0.20%	0.24%
Return on Average Capital Stock	4.78%	5.63%	4.87%	5.61%
Return on Average Total Capital	4.17%	5.15%	4.34%	5.08%
Net Interest Margin	0.34%	0.42%	0.25%	0.42%
Operating Expenses to Average Assets	0.06%	0.05%	0.06%	0.06%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation"
included in the Bank’s 10-Q Quarterly Report scheduled to be filed on November 12, 2009 with the
Securities and Exchange Commission.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

FHLB Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. FHLB Des Moines serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.